Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

HC Government Realty Trust, Inc.

We hereby consent to the inclusion of our report dated April 27, 2018, with respect to the consolidated balance sheets of HC Government Realty Trust, Inc. as of December 31, 2017 and 2016, and of the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017 and for the period from March 11, 2016 (date of inception) through December 31, 2016,  and of our report dated April 27, 2018, with respect to the consolidated balance sheets of Holmwood Capital, LLC and subsidiaries as of May 26, 2017 and December 31, 2016 and of the related consolidated statements of operations, changes in Partners’ capital, and cash flows for the period from January 1, 2017 to May 26, 2017 and the year ended December 31, 2016, which reports appear in the accompanying Current Report on Form 8-K of HG Holdings, Inc.

/s/ CHERRY BEKAERT LLP

Richmond, Virginia

March 25, 2019